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                                                                    Exhibit 10.3


March 12, 2004


Mr. Larry Madden


Dear Larry:

On behalf of Loudeye Corp., a Delaware corporation (the "Company"), I am pleased to offer you the position of Executive Vice President and Chief Financial Officer. Speaking for myself, as well as the other members of the Company's management team, we are very much looking forward to having you on the Loudeye team in that capacity.

The terms of your new position with the Company are outlined below:

     1.   Position.

          a. You will be the Executive Vice President and Chief Financial Officer of the company responsible for all financial, accounting, administration and legal affairs, working out of the Company's headquarters in Seattle, Washington. You will report to the CEO.

          b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter is designed to prevent you from accepting speaking or presentation engagements consistent with Loudeye's business plan in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange. Please seek my approval before accepting a speaking or presentation engagement.

     2. Start Date. Subject to fulfillment of any conditions imposed by the accompanying Employment Agreement, you will commence this new position with the Company on March 15, 2004.
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Larry Larry Madden
March 24, 2004
Page 2 of 4


     3. Proof of Right to Work. For purposes of federal immigration law, you are required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

     4.   Compensation.

          a. Base Salary. You will be paid a monthly salary of $19,583.33 which is equivalent to $235,000.00 on an annualized basis. Your salary will be payable in two equal payments per months pursuant to the Company's regular payroll policy (or in the same manner as other employees of the Company).

          b. MBO. We are pleased to offer you a special MBO Bonus target of $40,000. This special MBO bonus will be paid to you in a lump sum in the second quarter when you achieve your target objectives set forth here. These targets will be as follows: (i) assessment of our accounting, finance and legal organizations and actions to correct the expense and use of outside legal services that are not securities or M&A related. (ii) establishing the structure and focus for each organization and providing target objectives for each, (iii) securing digital download agreements with the five major labels. In the unlikely event that you leave the Company of your own volition within 12 months of your start date, you will be responsible for reimbursement to the Company of this special MBO bonus. You hereby authorize the Company to withhold this amount from any monies owed to you upon the severance of your employment.

          c. Signing Bonus. You will receive a signing bonus of seventeen thousand dollars ($17,000) to be paid on the last pay period of the first month of your employment.

          d. Moving Expenses. The company will reimburse you for direct expenses related to your relocation to Seattle. These expenses will be costs of moving household items, temporary housing, auto rental, meals and other transportation incurred during the interim housing period.

          e. Personal Objectives Bonus. You will be eligible to receive a bonus of twenty five percent (25%) of your base salary (the "Target Personal Objectives Bonus Amount"). The Target Personal Objectives Bonus Amount shall be subdivided into two or three separate performance specific targeting bonus amounts which shall be jointly determined by the CEO and you within the next 30 days.

          f. Company Objectives Bonus. You will be eligible to receive a bonus of seventy five percent (75%) of your base salary (the "Target

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Larry Larry Madden
March 24, 2004
Page 3 of 4

          Company Objectives Bonus Agreement"). The Target Company Objectives Bonus Amount shall be subdivided into two separate performance specific targeting bonus amounts which shall be awarded based upon the following:

          (i) Revenue growth and Profitability; The company must achieve its revenue growth and profitability targets in order for management to be eligible for the Company Objectives Bonus. The metrics on revenue growth and profitability are currently before the compensation committee and will be finalized by March 15, 2004.

          (ii) Annual Review. Your base salary will be reviewed annually as part of the Company's normal salary review process.

     g. Stock Options. During the employment period, you will be eligible to participate in the stock option or other incentive programs available to officers or employees of the Company and shall have the opportunity to purchase shares in accordance with its rules at a level commensurate with your position, all such grants being subject to the approval of the Board of Directors of Loudeye. Subject to board approval, you will receive an award effective on the date established by the Board of Directors, of 750,000 options to purchase, to the extent available, shares of Loudeye with an exercise price based on the closing price of Loudeye stock upon the date of board approval of the grant of the options.

     h. Vesting Period. This grant shall vest over forty eight (48) months, shall have a ten year term and shall be exercisable after the first nine months of vesting. Vesting will accelerate upon the first to occur of (i) a Change of Control, or (ii) the adoption by the Board of Directors of the Company of a plan of liquidation or dissolution of Loudeye.

5. Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution (the "Confidentiality Agreement"), prior to or on your Start Date.

6. Confidentiality of Terms. The Company maintains your personnel file, including information about your salary and benefits, in a private and confidential manner. Our policy to protect the privacy of such information is enhanced when you keep the information confidential.
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Larry Larry Madden
March 24, 2004
Page 4 of 4

          7. At-Will Employment. Your employment with the Company will be on and "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

This letter summarizes the general terms and conditions of your potential employment with the Company and is provided as a courtesy. The accompanying Proprietary Information and Inventions Agreement set forth the proposed contractual terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. To indicate your acceptance of the Company's offer, please sign and date this offer and return it to me, along with a signed and dated copy of the Proprietary Information and Inventions Agreement, at your earliest convenience.

Larry, I am delighted to be able to extend you this offer and we all look forward to working with you.



Very truly yours,


LOUDEYE CORP.

/s/ Jeff Cavins
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Jeff Cavins
President & CEO


Enclosures: Proprietary Information and Inventions Agreement